Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094

For Immediate Release

Webco Industries, Inc. Updates Guidance for Fiscal 2004 Third Quarter;
Short-Term Profitability More Favorable Than Anticipated

        Webco Industries, Inc.(AMEX: WEB) today increased its guidance for the Company's fiscal 2004 third quarter ending April 30, 2004.

        As previously reported, the single most significant factor in the tubing industry today is the cost and availability of carbon steel raw materials.  Over the past several months, carbon steel coil producers have raised their prices and placed surcharges on their products that have increased the replacement cost of carbon steel by 35 percent to 50 percent in some cases.   Webco has been successful in passing along price increases and surcharges to much of its customer base.

        Current sales prices for tubing products are based on the current higher cost of steel, and Webco is benefiting by matching these sales with lower average-cost inventories.  As a result, the Company is increasing its earnings guidance for its third fiscal quarter ending April 30, 2004, to $0.28 to $0.36 per diluted share on revenues of $53 to $57 million.  Previous earnings guidance given for the third quarter of fiscal 2004 was $0.06 to $0.10 per diluted share on revenues of $45 to $50 million.  Because of the uncertainties regarding the future cost and availability of steel, we are not providing guidance for the full fiscal year at this time.  Guidance will be given for the fourth quarter of fiscal 2004 in our news release reporting third quarter earnings, provided that we have reasonable visibility for steel cost and availability at that time.

        F. William Weber, Webco's Chairman and Chief Executive Officer, commented: "We have recently benefited from two separate business conditions, neither of which is sustainable in the long-term.   First, our selling prices are based on the current higher cost of steel and we are selling against lower average-cost inventories. Second, the lack of availability of steel has limited the ability of customers to alternatively source products with competitors.   The current environment has been very conducive to positive operating results.   However, these results are not sustainable and margins are expected to return to more historical levels as the average cost of inventories increase to current cost levels and as domestic availability of steel improves.  The current high level of operating profitability is fortunate, as it enables the Company to afford the higher working capital requirements resulting from increasing steel costs, despite borrowing limitations in our revolving line of credit.  When steel costs begin to decline, it is possible that sales prices will decline faster than the average cost of our inventories, resulting in a decrease in margins for a period of time to below historical levels, which could have the effect of offsetting a portion of the current positive results we are experiencing.   The extent of this offset depends on the rate of decline in the cost of steel and the significance of the increase in steel availability. Industry expectations vary widely as to whether such a decline will occur in the short-term or in the mid-term."

        Mr. Weber continued, "The steel tubing industry continues to be over-capacity.  The limited availability of steel for competitive sourcing has mitigated this industry condition in the short-term.  Once steel availability increases, traditional margin pressures are expected to return.  We continue to watch the projected future cost and availability of steel very closely for further indications that this increasing steel cost environment has turned.  We believe that we have strategically positioned Webco to succeed.   Webco's strategic focus is the same now as before.  We continue to identify niche product opportunities where we can utilize our investments in information and manufacturing technology to create value and above-average returns for our industry over the long-term."

        Webco is a manufacturer and value-added distributor of high-quality carbon steel, stainless steel and other metal tubular products designed to industry and customer specifications.  Webco's tubing products consist primarily of pressure tubing and specialty tubing for use in durable and capital goods including heat exchangers, boilers, automobiles and trucks and home appliances.  The Company's long-term strategy involves the pursuit of niche markets within the metal tubing industry through the deployment of leading-edge manufacturing and information technology.  The Company has three production facilities in Oklahoma and Pennsylvania and five value-added distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 1,000 customers throughout North America.

        Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "anticipates," "appears," "believes," "expects," "hopeful," "plans" or "should," constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein.  Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003, which is incorporated herein by reference.  Risks described in the Form 10-K include General and Economic Conditions, Competition from Imports, Changes in Manufacturing Technology, Banking Environment, Relocation of Domestic Demand and Capacity, Raw Material Costs and Availability, Industry Capacity, Domestic Competition, Loss of Significant Customers and Customer Work Stoppages, Customer Claims, Technical and Data Processing Capabilities, and Insurance Cost and Availability.